Exhibit 99.1

Dermira Announces Positive Topline Results from Phase 2b Study of Lebrikizumab in Patients with Atopic Dermatitis

•	All three doses of lebrikizumab met primary endpoint with statistical significance

•	Lebrikizumab was well-tolerated; safety profile consistent with prior studies

•	Efficacy and safety profile support advancement into Phase 3; planned by end of 2019

•	Conference call and webcast today at 8:30 a.m. ET / 5:30 a.m. PT

MENLO PARK, Calif., Mar. 18, 2019 – Dermira, Inc. (NASDAQ: DERM), a biopharmaceutical company dedicated to bringing biotech ingenuity to medical dermatology by delivering differentiated, new therapies to the millions of people living with chronic skin conditions, today announced positive results from a Phase 2b dose-ranging study of lebrikizumab, an investigational therapy, in adult patients with moderate-to-severe atopic dermatitis. All three doses of lebrikizumab met the primary endpoint, demonstrating greater improvements in the Eczema Area and Severity Index (EASI) score compared to placebo. The safety profile for lebrikizumab observed in the study was consistent with prior studies evaluating this investigational therapy.

Lebrikizumab is a novel, injectable, humanized monoclonal antibody designed to bind interleukin-13 (IL-13) with high affinity, specifically preventing the formation of the IL-13Rα1/IL-4Rα heterodimer complex, which inhibits downstream signaling. IL-13 is believed to be a central pathogenic mediator that drives multiple aspects of the pathophysiology of atopic dermatitis by promoting type 2 inflammation and mediating its effects on tissue, resulting in skin barrier dysfunction, itch, skin thickening and infection.

“These data are compelling and further demonstrate clinically that IL-13 is a key mediator in atopic dermatitis,” said Emma Guttman-Yassky, M.D., Ph.D., The Sol and Clara Kest Professor, Vice Chair for Research in the Department of Dermatology, Director of the Center of Excellence in Eczema at Icahn School of Medicine at Mount Sinai and a leading study investigator. “I have many patients for whom current therapies do not adequately address their needs. These data show that lebrikizumab may offer a targeted, effective and well-tolerated therapeutic approach.”

Lebrikizumab Phase 2b Study Results

Across all of the doses evaluated, lebrikizumab showed a dose-dependent and statistically significant improvement in the primary endpoint, the mean percent change in EASI score from baseline to week 16. The improvement in EASI score was 62.3% for patients receiving lebrikizumab, 125 milligrams (mg), every four weeks (p=0.0165), 69.2% for patients receiving lebrikizumab, 250 mg, every four weeks (p=0.0022) and 72.1% for patients receiving lebrikizumab, 250 mg, every two weeks (p=0.0005) compared to 41.1% for patients receiving placebo.

Patients treated with lebrikizumab at the 250 mg dose every two or four weeks achieved statistically significant improvements in other key efficacy measures compared to placebo after 16 weeks of treatment, including:

Lebrikizumab 250 mg every four weeks:

•

33.7% of lebrikizumab-treated patients achieved clearing or near-clearing of skin lesions, as measured by an investigator’s global assessment (IGA) score of 0 or 1, and a reduction of at least 2 points from baseline, compared to 15.3% with placebo (p=0.0392).

•	56.1% of lebrikizumab treated patients achieved a reduction of at least 75% from baseline in EASI score (EASI-75), compared to 24.3% on placebo (p=0.0021).

•	36.1% of lebrikizumab treated patients achieved a reduction of at least 90% from baseline in EASI score (EASI-90), compared to 11.4% on placebo (p=0.0062).

Lebrikizumab 250 mg every two weeks:

•

44.6% of lebrikizumab-treated patients achieved clearing or near-clearing of skin lesions, as measured by an IGA score of 0 or 1, and a reduction of at least 2 points from baseline, compared to 15.3% with placebo (p=0.0023).

•	60.6% of lebrikizumab treated patients achieved a reduction of at least 75% from baseline in EASI-75, compared to 24.3% on placebo (p=0.0005).

•	44.0% of lebrikizumab treated patients achieved a reduction of at least 90% from baseline in EASI-90, compared to 11.4% on placebo (p=0.0006).

The secondary endpoints for the 125 mg lebrikizumab dosing arm did not meet statistical significance.

The most common adverse events reported across all three lebrikizumab dosing arms were upper respiratory tract infection (7.5% vs. 5.8% for placebo), nasopharyngitis (6.6% vs. 3.8% for placebo), headache (3.1% vs. 5.8% for placebo) and injection site pain (3.1% vs. 1.9% for placebo). Rates of conjunctivitis (2.6% compared to no reports for placebo) and herpes infections (2.2% compared to no reports for placebo) were low. Overall, adverse events observed in lebrikizumab-treated patients were primarily mild to moderate in severity and infrequently led to treatment discontinuation.

“Based on the clinical profile observed in this study, we believe lebrikizumab has the potential to be a best-in-disease therapy for atopic dermatitis,” said Tom Wiggans, chairman and chief executive officer of Dermira. “We intend to move quickly into a Phase 3 program following discussions with U.S. regulators. I want to thank the patients and investigators who participated in this trial and hope these contributions will support our ability to offer a new and differentiated treatment option to the millions of people struggling to effectively manage their atopic dermatitis.”

Following an end-of-Phase 2 meeting with the U.S. Food and Drug Administration, Dermira plans to initiate a Phase 3 clinical development program for lebrikizumab by the end of 2019.

About the Lebrikizumab Phase 2b Study

The randomized, double-blind, placebo-controlled, parallel-group Phase 2b study was designed to evaluate the safety and efficacy of lebrikizumab as monotherapy compared with placebo and to establish the dosing regimen for a potential Phase 3 program in patients with moderate-to-severe atopic dermatitis. The study enrolled 280 patients ages 18 years and older with moderate-to-severe atopic dermatitis at 57 sites in the United States. The study evaluated three different lebrikizumab treatment dosing arms compared to a placebo arm, with patients randomized in a 3:3:3:2 fashion:

•	Group 1: A loading dose of 250 mg of lebrikizumab at week 0, followed by 125 mg of lebrikizumab every four weeks.

•	Group 2: A loading dose of 500 mg of lebrikizumab at week 0, followed by 250 mg of lebrikizumab every four weeks.

•	Group 3: A loading dose of 500 mg of lebrikizumab at weeks 0 and 2, followed by 250 mg of lebrikizumab every two weeks.

•	Group 4: Placebo at week 0 and every two weeks thereafter.

The inclusion criteria for patients enrolled in this study included chronic atopic dermatitis for at least one year, an EASI score of 16 or greater, an IGA score of 3 or 4 and a body surface area involving at least 10% at screening and baseline. Following the end of the 16-week assessment period, patients are followed for an additional 16 weeks.

About Atopic Dermatitis

Atopic dermatitis is the most common and severe form of eczema, a chronic inflammatory condition that can present as early as childhood and continue into adulthood. A moderate-to-severe form of the disease is characterized by rashes on the skin that often cover much of the body and also includes redness, cracking, dryness and intense, persistent itching. The skin condition can have a negative impact on patients’ mental and physical functioning, limiting their daily activities and health-related quality of life. Patients with moderate-to-severe atopic dermatitis have reported a larger impact on quality of life than patients with psoriasis.

About Lebrikizumab

Lebrikizumab is a novel, injectable, humanized monoclonal antibody designed to bind IL-13 with very high affinity, specifically preventing the formation of the IL-13Rα1/IL-4Rα heterodimer complex and subsequent signaling, thereby inhibiting the biological effects of IL-13 in a targeted and efficient fashion. IL-13 is believed to be a central pathogenic mediator that drives multiple aspects of the pathophysiology of atopic dermatitis by promoting type 2 inflammation and mediating its effects on tissue, resulting in skin barrier dysfunction, itch, skin thickening and infection.

Conference Call and Webcast

Dermira will host a webcast and conference call today beginning at 5:30 a.m. Pacific Time / 8:30 a.m. Eastern Time. Analysts and investors can participate in the conference call by dialing (877) 359-9508 for domestic callers and (224) 357-2393 for international callers using the conference ID# 7987427. The webcast can be accessed live on the Investor Relations page of Dermira’s website, http://investor.dermira.com, and will be available for replay for 30 days following the call.

About Dermira

Dermira is a biopharmaceutical company dedicated to bringing biotech ingenuity to medical dermatology by delivering differentiated, new therapies to the millions of patients living with chronic skin conditions. Dermira is committed to understanding the needs of both patients and physicians and using its insight to identify, develop and commercialize leading-edge medical dermatology products. The company’s approved treatment, QBREXZA™ (glycopyrronium) cloth, is indicated for pediatric and adult patients (ages nine and older) with primary axillary hyperhidrosis (excessive underarm sweating). Please see the QBREXZA prescribing information. Dermira is also evaluating lebrikizumab for the treatment of moderate-to-severe atopic dermatitis (a severe form of eczema) and plans to initiate a Phase 3 clinical development program by the end of 2019; and has early-stage research and development programs in other areas of dermatology. Dermira is headquartered in Menlo Park, Calif. For more information, please visit http://www.dermira.com. Follow Dermira on Twitter, LinkedIn and Instagram.

In addition to filings with the Securities and Exchange Commission (SEC), press releases, public conference calls and webcasts, Dermira uses its website (www.dermira.com), LinkedIn page (https://www.linkedin.com/company/dermira-inc-), corporate Instagram account (https://www.instagram.com/dermira_inc/) and corporate Twitter account (@DermiraInc) as channels of distribution of information about its company, product candidates, planned financial and other announcements, attendance at upcoming investor and industry conferences and other matters. Such information may be deemed material information and Dermira may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Dermira’s website, LinkedIn page, Instagram and Twitter accounts in addition to following its SEC filings, news releases, public conference calls and webcasts.

Forward-Looking Statements

The information in this news release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. This news release contains forward-looking statements that involve substantial risks and uncertainties, including statements with respect to: Dermira’s goal of bringing biotech ingenuity to medical dermatology by delivering differentiated, new therapies to the millions of patients living with chronic skin conditions; Dermira’s plans to expedite initiation of a Phase 3 development program for lebrikizumab and to initiate the program by the end of 2019; lebrikizumab’s potential to be a best-in-disease therapy for atopic dermatitis; Dr. Guttman-Yassky’s belief that lebrikizumab may offer a targeted, effective and well-tolerated therapeutic approach; Dermira’s anticipated end-of-Phase 2 meeting with the U.S. Food and Drug Administration; and Dermira’s ability to offer lebrikizumab as a new treatment option to the millions of people struggling to effectively manage their atopic dermatitis. These statements deal with future events and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to Dermira’s dependence on third-party clinical research organizations, manufacturers, suppliers and distributors; the design, implementation and outcomes of Dermira’s clinical trials; the outcomes of future meetings with regulatory agencies; Dermira’s ability to attract and retain key employees; Dermira’s ability to obtain necessary additional capital; market acceptance of Dermira’s potential products; the impact of competitive products and therapies; Dermira’s ability to manage the growth and complexity of its organization; Dermira’s ability to maintain, protect and enhance its intellectual property; and Dermira’s ability to continue to stay in compliance with its material contractual obligations, applicable laws and regulations. You should refer to the section entitled “Risk Factors” set forth in Dermira’s Annual Report on Form 10-K, Dermira’s Quarterly Reports on Form 10-Q and other filings Dermira makes with the SEC from time to time for a discussion of important factors that may cause actual results to differ materially from those expressed or implied by Dermira’s forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this news release. Dermira undertakes no obligation to publicly update any forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:

Erica Jefferson

Vice President, Corporate Communications

650-421-7216

erica.jefferson@dermira.com

Investors:

Ian Clements, Ph.D.

Vice President, Investor Relations

650-422-7753

investor@dermira.com